Date Drafted: 30 October 2007

THIS IS AN AGREEMENT (the "Agreement") made under the laws of the Province of Ontario, Canada.

THE PARTIES ARE: **NATIONAL RESEARCH COUNCIL OF CANADA** (called "NRC")
On behalf of its Institute for Biological Sciences
whose address is: 1200 Montreal Rd., Building M-54, Ottawa, ON, K1A 0R6

AND: **CRAILAR FIBER TECHNOLOGIES INC.** (called the "Collaborator")
whose address is: 1307 Venables St., Vancouver, B.C., V5L 2G1

NRC and the Collaborator being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties" as the context so requires.

RECITALS

WHEREAS, NRC possesses expertise and know-how for the process and engineering of enzymes that would be beneficial to the textile industry;

WHEREAS, the Collaborator is a Licensee of NRC's Extraction of Hemp Fibres Technology and is a manufacturer of hemp textiles interested in expanding its business; and

WHEREAS, the Collaborator would like to collaborate with NRC to develop novel enzymes for the processing of hemp fibres to be used in their commercial operations.

IN CONSIDERATION of the following terms, conditions, promises, and payments, the Parties agree as follows:

RD-1. This Agreement concerns scientific research and development called the "Project" described as: **Advanced enzyme Technology for the Extraction and Cleaning of Industrial Hemp Fibre for the Textile Sector.**

RD-2. The Collaborator chooses to work with NRC because of NRC's unique capabilities, and ASSURES NRC that, to the best of the Collaborator's knowledge, information and belief, NRC's work in this Project is not expected to be in competition with any other Canadian firm which may presently be involved in scientific research and development similar to that involved with the Project.

RD-3. The Parties will contribute to the Project by the performance of work as described in the attached **"ANNEX WP: WORKPLAN AND STATEMENT OF DELIVERABLES"**, or by payments or both. This Agreement is subject to the GENERAL CONDITIONS in the attached "ANNEX GC: GENERAL CONDITIONS (WITH ARBITRATION)"

RD-4. The Total Cost of the Project is estimated to be: **$3,561,033**

RD-5. The Collaborator will pay to NRC, in cash, according to the attached **"ANNEX SP: SCHEDULE OF PAYMENTS TO NRC": $366,000.**

Should there become a need for additional staffing to support scale-up or other activities, the Collaborator may choose to add their own personnel to work at NRC, in support of this increased scope of activity. Additional funds may also be required from the Collaborator to support such changes in the scale-up activities to cover increased chemical and related costs at NRC. Such changes will be accounted for through a letter amendment to this agreement

RD-6. Without implying that tax authorities are bound by this, the Parties consider applicable taxes are:
(a) Goods and Services Tax at: 0.00%; registration number 121 491 807; and
(b) Quebec Sales Tax at. 0.00%: registration number 1006 178 088.

RD-7. The Collaborator will also put into the Project, without charge, work that costs (plus or minus 10%): **$2,300,000**

RD-8. NRC will put into the Project, without charge, work that costs (plus or minus 10%): **$893,033**

RD-9. No agreement or offer exists until NRC signs this Agreement. The Project is expected to start on **May 10, 2007.** This Agreement expires, except for its Intellectual Property (as hereinafter defined) provisions, on **May 9, 2010.**

RD-10. The intellectual property related to the Project (the "Intellectual Property") will be dealt with in accordance with attached "**ANNEX IU: INTELLECTUAL PROPERTY (Uncertain)**", which remains in effect for an extended period stated therein.

RD-11. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

SIGNED by the Collaborator, in duplicate, at Vancouver, B.C.:

CRAILAR FIBER TECHNOLOGIES INC.

Date:____________ per: [signature]

Print name and title: MANAGING DIRECTOR, JASON FINNIS

SIGNED by NRC, in duplicate, at Ottawa, Ontario:

NATIONAL RESEARCH COUNCIL OF CANADA

Date 7 December 2007 per: [signature]

Print name and title: Jim Richards, PhD, Director General

ANNEX GC: GENERAL CONDITIONS (WITH ARBITRATION)

GC-1. INTERPRETATION OF AGREEMENT This Agreement supersedes all prior communications, negotiations and agreements concerning the Project or financial contributions to the Project. No amendment or waiver of terms in this Agreement, or in the ANNEX WP: WORKPLAN AND STATEMENT OF DELIVERABLES is effective unless it is in writing, signed by all Parties, and explicitly states the intention to affect this Agreement. In case of inconsistency between the ANNEX WP: WORKPLAN AND STATEMENT OF DELIVERABLES and the rest of this Agreement, the rest of this Agreement prevails. No forbearance by a Party implies any broader, continuing or future forbearance. If a court finds any part of this Agreement invalid, the remainder of this Agreement shall be valid in accordance with its most reasonable interpretation. This Agreement does not create a relationship of agency, employment, partnership or joint venture. The Annexes to this Agreement constitute material and fundamental provisions of this Agreement representing the Parties' express intentions as to initiation and development of the Project on an ongoing basis.

GC-2. ASSIGNMENT This Agreement is between the Collaborator and NRC, and no assignment or assumption by a corporation formed by amalgamation with a Party is valid except by written consent of all Parties, such consent will not be unreasonably withheld.

GC-3. EXCLUSION OF CERTAIN LIABILITY No Party may allege liability in tort arising out of this Agreement or relating to the Project. Claims based on contractual liability are actionable, but not for failure or delay in performance caused by circumstances beyond the reasonable control of the defending Party, nor for incorrectness or inaccuracy of data supplied, advice given or opinions expressed. No claim may be made for indirect, consequential or contingent damages by either Party hereunder.

GC-4. LIMITED WARRANTIES Each Party warrants that it will conduct the Project work in a professional manner conforming to generally accepted practices for scientific research and development. However, because of the nature of such work, no specific result is promised.

- GC-4.1 The Parties will not include in the deliverables, without so stating, any technical information the use of which is known by a Party (in the case of NRC limited to within the participating institute) to infringe the rights of others. However, no Party warrants that technical information conveyed in the deliverables does not infringe the rights of others under a present or future patent.
- GC-4.2 No Party warrants the validity of patents under which rights may be granted pursuant to this Agreement, or makes any representation as to the scope of patents or that inventions may be exploited without infringing the rights of others.
- GC-4.3 No Party warrants the correctness or accuracy of data supplied, advice given or opinions expressed.

GC-5. VISITS Each Party will permit visits by the other Party's employees on the premises where work on the Project is conducted if relevant to the Project and if it will not likely to interfere with regular operations. Persons who work at NRC must personally sign an agreement waiving any right to sue NRC for injuries resulting from any work associated with the Project.

GC-6. RECORDS Parties who perform work in the Project, and (if applicable) Parties who obtain a license by this Agreement, must maintain records and accounts related directly to the work or the license in accordance with generally accepted accounting principles applicable to the Collaborator and Treasury Board rules applicable to NRC. Those records must be preserved for at least three years after they are created, and must be available at each Party's address of record, upon reasonable written request, for inspection and the making of extracts and copies by the requesting Party. This paragraph survives the rest of this Agreement for the same length of time that records must be preserved.

GC-7. TERMINATION OF WORK A Party may terminate this Agreement with respect to the work, but not with respect to obligations concerning Intellectual Property or confidentiality, at any time upon 60 days' prior written notice to the other Party. Upon termination each Party must pay the other Party any costs pre-dating the notice that were intended to be reimbursable under this Agreement as well as any further and documented costs that result directly from the cancellation of obligations and from uncancellable obligations under this Agreement.

GC-8. TERMINATION OF LICENSE NRC has the right to terminate any license or option of Intellectual Property that is granted by or results from this Agreement if the Collaborator fails to submit to NRC any required report or payment as required under this Agreement. NRC shall not exercise this right until the Collaborator has received prior notice that the report or payment is overdue and has been allowed 60 days from the effective date of that notice to either submit the report or payment to NRC or to dispute the validity and substance of any such notice in accordance with provision "GC-11" herein. Any such termination shall not be the basis of any liability of NRC and does not terminate the Collaborator's outstanding obligations nor NRC's right to claim damages based on this Agreement.

GC-9. NOTICES Any notice related to this Agreement, including a notice of change of address, must be sent to the addresses stated at the beginning of this Agreement either by registered mail, which is deemed to be effective notice five business days after mailing, or by courier or facsimile, which are effective notices only when acknowledged by a courier's delivery receipt or by a specific non-automatic return facsimile transmission.

GC-10. CONDITIONS OF NRC The following are conditions of this Agreement for the benefit of NRC, and any violation of them entitles NRC to forthwith terminate this Agreement, including any license granted by this Agreement, in whole or part, without liability for the termination and retaining the right to claim damages based on this Agreement:

GC-10.1 No member of the House of Commons of Canada shall be admitted to any share or part of this Agreement or to any benefit to arise from it.

GC-10.2 No person will receive a direct benefit from this Agreement if that person is subject to, and not in compliance with, a Conflict of Interest and Post-Employment Code, either the one for Public Office Holders, for the Public Service, or for NRC Employees. (NOTE: post-employment rules mainly affect persons in the NRC "MG" category, the public service categories "Senior Manager" and above, ministerial staff and Governor in Council appointees).

GC-10.3 No Party paid, gave, promised or offered any bribe, gift or inducement to any person, nor employed any person on the basis of a commission or contingent fee, in relation to obtaining this Agreement (unless disclosed to NRC, in writing, and referring explicitly to this clause).

GC-10.4 No person who will receive a direct benefit from this Agreement has ever been convicted of a Canadian Criminal Code offence of fraud on the government (s.121), selling or purchasing public office (s.124) or selling defective stores to Her Majesty (s. 418).

GC-10.5 Any license to the Collaborator of Intellectual Property that is granted by or results from this Agreement is personal to the Collaborator and shall not be exercised by or on behalf of a successor, trustee or receiver of the Collaborator.

GC-10.6 No research work involving human subjects, human tissues, laboratory animals or animal tissues may be undertaken without the prior approval of NRC's Human Subjects Research Ethics Committee or NRC's Animal Care Committee.

GC-11. DISPUTE RESOLUTION Disputes concerning the Project shall not be litigated. If negotiations fail to resolve a dispute within 60 calendar days of the dispute arising and written notice having been provided to both Parties of the dispute, a Party can require non-binding mediation whereupon the Parties shall jointly appoint one impartial expert mediator to mediate according to mutually agreed procedures. If a Party refuses to effectively participate in mediation, or if mediation continues for more than 60 calendar days, a Party can require binding arbitration under the *Commercial Arbitration Act* of Canada, whereupon the Parties shall attempt to jointly appoint one impartial expert arbitrator. If they cannot agree within 30 calendar days on the choice of an impartial expert arbitrator, each Party shall appoint its own arbitrator and those arbitrators shall jointly appoint a chairperson of an arbitration tribunal. An arbitration award shall not include punitive damages, costs or interim measures. Each Party shall pay its own costs and an equal share of all other costs of mediation and arbitration.

ANNEX SP: SCHEDULE OF PAYMENTS TO NRC

For an Agreement with **CRAILAR FIBER TECHNOLOGIES INC.**

Billing Address, if not the same as the Party's address at the beginning of this Agreement:
- Same as at the beginning of the Agreement.

Invoicing reference number, if desired:
- Not required.

	PRINCIPAL AMOUNT	GST	QST	TOTAL
1. Prepayment upon signing	$44,550.00			$44,550.00
2. Due 30 days from signing	$44,550.00			$44,550.00
3. Due February 1, 2008	$29,700.00			$29,700.00
4. Due May 1, 2008	$30,237.50			$30,237.50
5. Due August 1, 2008	$30,237.50			$30,237.50
6. Due November 1, 2008	$30,237.50			$30,237.50
7. Due February 1, 2009	$30,237.50			$30,237.50
8. Due May 1, 2009	$31,562.50			$31,562.50
9. Due August 1, 2009	$31,562.50			$31,562.50
10. Due November 1, 2009	$31,562.50			$31,562.50
11. Due February 1, 2010	$31,562.50			$31,562.50

TERMS OF PAYMENT:

SP-1. "Due" can be answered by words such as "monthly", "on completion", "after first report", "at milestone N" or simply "as invoiced". For the amount, words such as "balance" or "expenditure to date" can be used.

SP-2. If the total of payments above does not agree with a statement in the main body of the Agreement about the amount to be paid to NRC in cash, the main body is considered correct.

SP-3. NRC may suspend its performance of any obligations under this Agreement until the specified is received and for as long as any payments are in arrears.

SP-4. If a surplus of prepayment remains as a result of premature termination, it will be refunded forthwith.

SP-5. A Party shall notify the other Party if it appears at any time that costs expressed in this Agreement as estimates will be exceeded by more than 10% The Parties shall negotiate a further agreement on costs or payments, and either Party may suspend the performance of any obligations, other than obligations to pay, until a further agreement is reached

SP-6. Payments must be made by cheque payable to: "Receiver General - National Research Council of Canada" and addressed to:

Accounts Receivable
National Research Council
1200 Montreal Road
Ottawa, Ontario, K1A 0R6, CANADA

SP-7. Interest at one percent (1%) per month compounded monthly (annual effective rate of 12.68%), must be paid on overdue amounts from the date when payment is due until the date it is received NRC may revise that rate upon two months' prior written notice to the Collaborator, however, under no circumstances may that rate exceed an effective annual rate of more than 24%). The Collaborator shall pay an administrative charge of $25 for any cheque which is refused payment by the Collaborator's bank

ANNEX IU: INTELLECTUAL PROPERTY (Uncertain)

IU-1. NATURE OF THE PROJECT By the nature of the Project the Intellectual Property that may arise is difficult to predict, and the Parties consider it desirable to defer settling the terms on which it will be available until the Intellectual Property is known.

IU-2. DEFINITION **"Intellectual Property"** generally refers to all rights to inventions, patents, copyright material, trade secrets and confidential information and the right to control the reproduction and use of plant, human or animal material that has new genetic or other characteristics first produced by a Party under the Project.
"Arising Intellectual Property" is Intellectual Property that is developed in the Project. The possessive adjective "NRC's" or "Collaborator's" indicates ownership or control by a Party.
"Commercially Exploit" is to use, reproduce and modify Intellectual Property, and to manufacture, use and sell articles embodying or made by use of Intellectual Property.

IU-3. INVENTIONS The Parties represent that, by law or contract, they will own their employees' interest in any inventions made in the Project. A Party who is the sole owner of an invention is responsible for the patenting and licensing of it, but is not obligated by this Agreement to obtain protection of Intellectual Property, nor to share ownership with the other Party. However, a Party who is unwilling to obtain protection for Arising Intellectual Property must diligently and effectively do so if the other Party undertakes to pay all reasonable expenses incurred in obtaining the protection.

IU-4. JOINT INVENTIONS If inventions arise from joint efforts of employees of NRC and of the Collaborator, the Parties will try to distinguish different inventions by different inventors in order to file separate patent applications. However, if a patent application does name co-inventors from both Parties, NRC and the Collaborator shall be joint owners of the invention. The Collaborator will have first rights of refusal to NRC's interest in the invention, under terms to be negotiated in good faith. If the Collaborator does not begin to negotiate in good faith within 60 calendar days from written notification from NRC of a desire to negotiate, NRC shall be free to deal with its interest in a jointly-owned invention without obligation to account to the Collaborator.

IU-5. SHARING INFORMATION The Parties will keep each other promptly informed of Arising Intellectual Property. Each Party must give the other a copy of any patent application for Arising Intellectual Property immediately upon filing the application and a copy of any related correspondence with a patent office if requested (in confidence, if so stated at the time).

IU-6. LICENSING NRC'S INTELLECTUAL PROPERTY NRC undertakes to negotiate with the Collaborator in good faith to settle the terms of a licence which will allow the Collaborator to Commercially Exploit NRC's Arising Intellectual Property upon request by the Collaborator no later than six months after the end of the Project. Without foreclosing any possibility, the Parties agree that the terms will be fair and reasonable. If that licence cannot be settled within six months of negotiation, a Party may require that the terms be fixed by arbitration according to the following paragraph. In addition, NRC hereby licences the Collaborator under Crown copyright, free and without time limit, to use and reproduce all documents and drawings that are deliverable under this Agreement.

IU-7. ARBITRATION If licence terms cannot be agreed to by the Parties, a Party may require that they be fixed by binding arbitration. No recourse may be had to a court for the purpose of fixing licence terms. The arbitration shall be conducted in English pursuant to the *Commercial Arbitration Act* of Canada. Unless the Parties mutually select another site, hearings shall be in the same city as the participating institute. The Collaborator and NRC shall jointly appoint a single arbitrator familiar with a relevant field of business. The Parties must bear their own costs and must share equally the charges of the arbitrator. The arbitrator shall base the decision on, among other things typical commercial licences for similar Intellectual Property, patenting and other costs before sales start, the availability of patents and other protection to prevent competition and the principle that the licence should not give more rights than the Collaborator is likely to use within a reasonable time.

IU-8. LICENSING COLLABORATOR'S INTELLECTUAL PROPERTY The Collaborator hereby grants to NRC a fully prepaid and royalty-free licence for all the Collaborator's Arising Intellectual Property solely for research purposes within NRC

IU-9. NON-PROJECT TECHNOLOGY This Agreement does not grant any rights to Intellectual Property produced or

obtained by a Party independently of the Project before or after the Project starts. If a Party needs such Intellectual Property to perform work in the course of the Project a license for that limited purpose is granted by this Agreement and terminates at the end of the Project, but any other license must be negotiated and cannot be arbitrated.

IU-10. CONFIDENTIALITY OF NON-PROJECT INFORMATION This paragraph concerns information that is not part of the Arising Intellectual Property. The Parties will cooperate to minimize the other Party's obligations of confidentiality by making confidential disclosures in a manner that allows the receiving Party to halt the disclosures and avoid the obligation. No information is confidential unless a written form of it is plainly marked as being confidential. Information disclosed verbally or without markings of confidentiality is temporarily presumed to be confidential if there are indications that it might be confidential, but that presumption ends three months after the disclosure if the receiving Party has not received a written version, or summery, plainly describing what is confidential. Documents marked "return required", or equivalent, will be returned if not destroyed. Unless specifically licensed, confidential information may not be used for any commercial purpose or sub-licensed.

IU-11. CONFIDENTIALITY OF PROJECT INFORMATION Information that is specifically deliverable according to the ANNEX WP: WORKPLAN AND STATEMENT OF DELIVERABLES, or that is reasonably foreseeable to arise in the Project, will be maintained in confidentiality by the Parties, except as required for any patent application and for any licence to a third party that is permitted by this Agreement. In any case, NRC may use that information for internal purposes and for developing expertise to serve other clients to the extent possible without disclosing the information.

IU-12. END OF CONFIDENTIALITY All obligations of confidentiality and restrictions on the use of information in this Agreement cease to apply five years after the termination of this Agreement. They also cease to apply when essentially the same information is in the public domain, was developed by a Party under the obligation without relying on the other Party's information or was received by the Party under obligation without any reason to suspect a breach of a third party's obligation. Nothing in this Agreement supersedes the *Access to Information Act* in which section 20 prohibits NRC from giving access to confidential financial, commercial, scientific or technical information and trade secrets supplied to NRC by the Collaborator.

IU-13. PUBLICITY The Parties may publicize work associated with the Project, to the extent permitted by confidentiality, and in so doing will acknowledge each Party's contribution. No Party will publicly suggest that the other Party endorses or recommends any product, process or results of the Project.

ANNEX WP: WORKPLAN AND STATEMENT OF DELIVERABLES

ADVANCED ENZYME TECHNOLOGY FOR THE EXTRACTION AND CLEANING OF INDUSTRIAL HEMP FIBRE FOR THE TEXTILE SECTOR

WP-1 BACKGROUND

NRC-Institute for Biological Sciences has more than 40 years of experience of enzyme research including 20 years in the enzymes for processing plant biomass and in technology transfer with industrial collaborators. A successful example of a collaboration with Canadian industry is the first generation NRC xylanase for pulp bleaching. This product BioBrite™UHB, followed by later generation products, was commercially launched by Iogen Corporation in 1997 after 4 years of collaboration. Annual sales quickly reached multi-million dollar levels. This enzyme bleaches more than 4.5 million tons of pulp annually. Both NRC-IBS and Iogen were recognised by the 1998 Federal Partners in Technology Transfer (FPTT) Award. The IBS project leader was awarded the 1998 Ottawa Life Sciences Applied Research Award, individual FPTT Award and the Queen Elizabeth II Golden Jubilee Medal in 2002.

Crailar Fiber Technologies (CFT), a subsidiary of **Naturally Advanced Technologies Inc**, formerly **Hemptown** (Vancover), is a well-established hemp textile company manufacturing corporate promotional wear that is easily recognized for its fabric based on the environmentally friendly hemp fiber. Its clients include big organizations from Warner Bros. and Toyota to the Government of Canada. CFT sponsors events such as the Molson Indy

CFT has concluded that Canadian farmers can grow the fibre hemp and that the company itself can make clothes with a proven market. However one step is missing: turning the fibre into yarn. At present it is buying the processed fiber and fabric from China. Its strategy includes a plan to become the first publicly traded hemp business in North America and to build mills in Canada. It has received approval to start trading on the OTC:BB in January of 2004. CFT will use its right to exploit the enzyme technology to underpin viability assumptions in advance of fundraising (likely about $25 million) for the construction of fiber mills in Canada.

WLP.

Impact & Benefit

Economical — An efficient enzyme system will give a competitive advantage to a Canadian company. Furthermore, the commercial success of the highly valued hemp fibers for textile may in turn stimulate the further development of other hemp components, like the woody core as a feedstock for bioethanol, bio-plastics and pulp & paper. Hemp can become an alternative cash crop for the depressed farming sector.

Environmental — Industrial hemp, with its minimal or non-requirement for pesticides, herbicides and chemical fertilizer, minimal irrigation and fast rate of conversion of atmospheric CO_2 into biomass (4.5X vs. forestry), can reduce our reliance on petroleum and forestry as sources of industrial feedstock. This will align to our national goal of the mitigation of greenhouse gases such as CO_2. General usage of hemp as feedstock for industrial products, such as its fiber for textile instead of the traditional chemicals-intensive cotton, will fit in the principle of sustainable development.

WP-2 GENERAL WORK PLAN

Strategy & Novelty

The bast fibers in bundles are themselves separated by the cortex parenchyma cells with pectin- and hemicellulose-rich cell walls (Table 1). The use of a commercial pectinase (polygalacturonase) for the extraction of hemp fibers has been described by other publication and patent applications (US patent #4617383 and 4568739 both in 1986, and 4481355 in 1984).

Table 1. Chemical analysis of hemp (% w/w) (ref. 1)

	Cellulose	Hemicellulose	Pectin	Lignin	Wax + fats
Bast bundles	55	16	18	4	1

(M. R. Vignon et al. (1995) *Int. J. Biol. Macromol.* 17: 395-404)

However, the use of the other enzymes, like pectin lyase, xylanase or special cellulase in addition to the polygalacturonase, may increase the efficiency of the extraction process.

In the first CFT (Hemptown) / NRC collaboration in 2004-07, we have developed a protocol including treatment of the bast fiber with sodium citrate and alkaline, followed by an enzymatic treatment with an industrial grade or 'commercial pectinase'. In 2006, this collaboration has resulted in the filing of a patent application and licensing agreement between CFT and NRC.

Two issues have been identified at the end of this collaboration. Firstly, via the initial protocol established in 2003-2006, a significant portion of fiber has a serious problem of knotting or tangling that hinders the carding process. Secondly, natural hemp fiber has demonstrated anti-microbial characteristic. However, the protocol developed, requires high temperature of 75°C and strong alkaline. Such conditions may have removed some ingredients responsible for the anti-microbial advantage of hemp fiber. The loss of such benefit would prevent its processing into the final fabrics or other products where the maintenance of such property is desirable, like medical apparels.

CFT and NRC decided to continue the collaboration beyond the expiry of the initial collaboration in May 2007. As for the second CFT / NRC collaboration in 2007-2010, the objective will be in three areas, namely, improvement of the initial protocol established in 2004-2007 to prevent serious tangling of fiber, and the development of a new protocol for the mild purification of hemp fiber so as to allow the hemp fiber to retain as much anti-microbial properties as possible, and better methods to evaluate the quality of the processed fiber.

WP-3 GOALS & DELIVERABLES

NRC/IBS will be responsible for the following targets and deliverables:

- i) Continue the improvement of the vigorous protocol established in 2003-2006, especially in the handling of the finished fiber to avoid the problem of serious knotting or tangling that has hindered the carding process.
- ii) In parallel to (i), develop a mild protocol for fiber purification that only requires temperature of 55°C or lower, and minimal or no application of strong alkaline chemicals.
- iii) Develop a reliable method for quality control of the processed fiber, through estimation of the residual pectin.
- iv) Develop a simple convenient method for comparing the softness or rigidity of the processed fiber.
- v) Develop the appropriate protocol for estimating the biostatic or biocidal quality of the processed fiber, prior to engaging agency for standard test of anti-microbial efficacy.
- vi) Working with CFT consultant in the planning of the pre-pilot and pilot studies.
- vii) Scale-up of the extraction of enough clean fibre for spinning trials by CFT.
- viii) Develop solutions to overcome problems unforeseen in the pre-pilot, pilot and industrial productions.

CFT will be responsible for the following:

- i) Define the appropriate hemp species and supply samples for the enzymatic study if the NRC hemp samples deemed undesirable.
- ii) Establish the specification of the desirable processed fibre and supply relevant information to NRC/IBS.
- iii) Supply the appropriate hemp species if the NRC species is deemed not suitable. Hemp samples would not exceed 10 kg per month, and NRC shall give due notice to CFT.
- iv) Organise and fund trials involving the spinning of NRC-processed fibre to yarn and evaluation. The number of trials and the specifics of the trial process will be estimated for CFT by the start of the Project.
- v) Organise trial involving the weaving of yarn into fabric and evaluation. The number of trials and the specifics of the trial process will be estimated for CFT by the start of the Project.
- vi) Organise trials involving the manufacturing of hemp apparels and evaluation. The number of trials and the specifics of the trial process will be estimated for CFT by the start of the Project.

WP-4 MILESTONES

IBS

Time (months)	Milestones
6	➢ Improved the vigorous protocol established in 2003-2006, with regard to the problem of fiber tangling and softness ➢ General outlines of a protocol for the mild fiber purification ➢ Reliable method for quality control of the processed fiber, through estimation of the residual pectin. ➢ Working closely with CFT consultant in the setting of the pre-pilot study of the vigorous process
12	➢ Improved method to assess quality of the processed fiber, including softness of the processed fiber. ➢ Working closely with CFT in the setting of the pilot study of the vigorous protocol ➢ Established protocol for the mild fiber purification
18	➢ Improvement of the vigorous protocol in industrial scale process ➢ Improvement of the mild protocol ➢ Working with CFT consultant in the planning of the pre-pilot study of mild protocol. ➢ Appropriate protocol for estimating the biostatic or biocidal quality of the processed fiber, before standard test by agency. ➢ Industrial scale production via vigorous protocol (by CFT)
24	➢ Continual improvement of the vigorous protocol in industrial scale process ➢ Continual improvement of the mild protocol ➢ Improved method to assess quality of the processed fiber, including softness of the processed fiber. ➢ Working with CFT in the planning of the pilot study of the mild protocol ➢ Pre-pilot study of mild purification protocol (by CFT) ➢ Engagement of agency for standard test of antimicrobial efficacy of processed fiber or finished products (by CFT)
30	➢ Improvement of the mild protocol for pilot study ➢ Working with CFT in the planning of the industrial study of the mild protocol ➢ Industrial scale study (by CFT)
36	➢ Continual improvement of the mild protocol in industrial scale process ➢ Engagement of agency for standard test of antimicrobial efficacy of processed fiber or finished products (by CFT)

The set time and milestones above may be adjusted as required during the course of the collaboration. Any such adjustment is subject to the mutual agreement between NRC and CFT.

WP-5 PROJECT MANAGEMENT, COMMUNICATION & REVIEW

Through formal teleconference or other means of communication, the NRC and CFT teams will review progress bimonthly, with progress reports submitted. A face-to-face meeting between project leaders, scientists and/or principals of the two institutions will be scheduled, at every six-month period, for the evaluation of progress, strategic review and target readjustment if required. Free informal exchange of information between the staff of NRC and CFT is encouraged.

WP-6 MANAGEMENT TEAM & CONTACTS

<u>CFT</u>
Project Leader, Business & administrative contact: Mr. Jason Finnis, Chief Operating Officer of Naturally Advanced Technologies Inc. and the Managing Director of CFT

<u>NRC/IBS.</u>
Project Leader: Dr. Wing Sung
Business & administrative contact: Mr. Scott Ferguson, Business Relations

WP-7 RESOURCE ALLOCATION BUDGET

Item	Annual rate	% Dedicated	Total Cost to Project	NRC Contribution	CFT $ Contribution	CFT In-Kind Contribution
Year 1						
Mark Wood, TO4	$164,850	80.0%	$131,880	$45,080	$86,800	
Fang Huang TO3	$164,850	80.0%	$131,880	$126,880	$5,000	
Diane Zahab TO4	$164,850	25.0%	$41,213	$41,213	$0	
Dr. Harold Jarrell SRO	$266,900	5.0%	$13,345	$13,345	$0	
Dr Wing Sung PRO	$298,300	30.0%	$89,490	$89,490	$0	
Business Administration	$266,900	5.0%	$13,345	$11,345	$2,000	
Travel			$10,000		$10,000	
Operational Costs			$15,000		$15,000	
Hemp Fibre Supply			$50,000			$50,000
Jason Finnis	$250,000	75.0%	$187,500			$187,500
Ken Barker	$250,000	50.0%	$125,000			$125,000
Guy Prevost	$250,000	75.0%	$187,500			$187,500
Henry Ho	$100,000	100.0%	$100,000			$100,000
Spinning Trials	$50,000		$50,000			$50,000
COST PROJECT YEAR 1			$1,146,153	$327,353	$118,800	$700,000
Year 2						
Mark Wood, TO4	$164,850	80.0%	$131,880	$42,930	$88,950	
Fang Huang TO3	$164,850	80.0%	$131,880	$126,880	$5,000	
Dr. Harold Jarrell SRO	$266,900	5.0%	$13,345	$13,345	$0	
Dr. Wing Sung PRO	$298,300	30.0%	$89,490	$89,490	$0	
Business Administration	$266,900	5.0%	$13,345	$11,345	$2,000	
Travel			$10,000		$10,000	
Operational Costs			$15,000		$15,000	
Hemp Fibre Supply			$50,000			$50,000
Jason Finnis	$250,000	75.0%	$187,500			$187,500
Ken Barker	$250,000	50.0%	$125,000			$125,000
Guy Prevost	$250,000	75.0%	$187,500			$187,500
Henry Ho	$100,000	100.0%	$100,000			$100,000
Collaboration Partner	$200,000	50.0%	$100,000			$100,000
Spinning Trials	$50,000		$50,000			$50,000
COST PROJECT YEAR 2			$1,204,940	$283,990	$120,950	$800,000
Year 3						
Mark Wood, TO4	$164,850	80.0%	$131,880	$40,630	$91,250	
Fang Huang TO3	$164,850	80.0%	$131,880	$126,880	$5,000	
Dr. Harold Jarrell SRO	$266,900	5.0%	$13,345	$13,345	$0	
Dr. Wing Sung PRO	$298,300	30.0%	$89,490	$89,490	$0	
Business Administration	$266,900	5.0%	$13,345	$11,345	$2,000	
Travel			$12,000		$10,000	
Operational Costs			$18,000		$18,000	
Hemp Fibre Supply			$50,000			$50,000
Jason Finnis	$250,000	75.0%	$187,500			$187,500

Ken Barker	$250,000	50.0%	$125,000			$125,000
Guy Prevost	$250,000	75.0%	$187,500			$187,500
Henry Ho	$100,000	100.0%	$100,000			$100,000
Collaboration Partner	$200,000	50.0%	$100,000			$100,000
Spinning Trials	$50,000		$50,000			$50,000
COST PROJECT YEAR 3			$1,209,940	$281,690	$126,250	$800,000
TOTAL VALUE OF PROJECT			$3,561,033	$893,033	$366,000	$2,300,000
% Contribution to Project				25.08%	10.28%	64.59%